Exhibit (r)(1)

Rule 17j-1 Code of Ethics

for

Aberdeen Asia-Pacific Income Fund, Inc.,

Aberdeen Australia Equity Fund, Inc. and

Aberdeen Global Income Fund, Inc.

(as amended and restated March 9, 2006)

In accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"), this amended and restated Code of Ethics ("Code") has been adopted by the Boards of Directors (each a "Board" and collectively, the "Boards") of the following closed-end, management investment companies registered with the United States Securities and Exchange Commission ("SEC") under the 1940 Act: Aberdeen Asia-Pacific Income Fund, Inc.; Aberdeen Australia Equity Fund, Inc.; and Aberdeen Global Income Fund, Inc. (each a "Fund" and collectively, the "Funds").

A separate Code of Ethics that is compliant with both Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, governs Aberdeen Asset Management Asia Limited, the Funds' investment manager, and Aberdeen Asset Management Limited, the Funds' investment adviser, and Aberdeen Asset Management Inc., the Funds' administrator (each an "Adviser" and collectively, the "Advisers"). Directors, officers, employees and associated persons of the Advisers are considered "access persons" for purposes of the Advisers' Code of Ethics and may be considered Access Persons of the Funds. This Code contains several carve outs from its requirements for Access Persons of the Funds that are also access persons of the Advisers.

This Code is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Funds do not intentionally use that information for their personal benefit and to the detriment of such clients. It is not the intention of this Code to prohibit personal securities activities by Access Persons.

1.     DEFINITIONS

Capitalized terms not otherwise defined in this Code are defined below.

        (A)     Access Person includes:

(1)	Any directors and officers of a Fund;

(2)

Each employee (if any) of a Fund (or of any company in a Control relationship with a Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(3)	Any natural person in a Control relationship to a Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

    A list of each Fund's Access Persons will be maintained by the Fund's Chief Compliance Officer

    (B)     Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation, including a dividend reinvestment plan.

    (C)     Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary ("pecuniary") benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (b) a trust, estate, or other account in which he/ she has a present or future interest in the income, principal or right to obtain title to the securities; or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

    (D)     Chief Compliance Officer means the person or persons designated by the Boards to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.

    (E)     Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

    (F)     Covered Security means any "security" as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security)(1), but excluding:

(1)	Direct obligations of the U.S. Government,

(2)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and

(3)	Shares of open-end investment companies registered under the 1940 Act (other than exchange traded funds)(2) that are not advised by one of the Advisers.

A purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. Shares of exchange traded funds, whether registered as open-end investment companies or unit investment trusts, are deemed to be Covered Securities.

    (G)     Initial Public Offering ("IPO") means an offering of securities registered under the Securities Act of 1933, as amended ("1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(1) "Security" as defined in Section 2(a)(36) of the 1940 Act includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Security also includes shares of closed-end investment companies, shares of exchange traded funds (as defined in footnote 2), various derivative instruments, limited partnership interests and private placement of common or preferred stocks or debt instruments.

(2) "Exchange traded funds," or "ETFs," are registered investment companies that operate pursuant to an order from the SEC exempting the ETF from certain provisions of the 1940 Act so that the ETF may issue securities that trade in a secondary market, and which are redeemable only in large aggregations called creation units. An ETF registers with the SEC under the 1940 Act either as an open-end management investment company or as a unit investment trust.

    (H)     Investment Personnel or Investment Person of a Fund or the Advisers means:

(1)

Any employee of a Fund (or of any company in a control relationship to a Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or

(2)	Any natural person who controls a Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

    (I)     Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

    (J)     Security Held or to be Acquired by a Fund means:

(1)	Any Covered Security that within the most recent 15 days is or has been held by a Fund or is being considered by a Fund or its Adviser for purchase by the Fund; or

(2)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

2.     GENERAL PRINCIPLES

Rule 17j-1(b) makes it unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser or principal underwriter for a Fund (which includes their officers, directors, employees and Associated Persons), in connection with the purchase and sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund to:

(A)	Employ any device, scheme or artifice to defraud the Fund;

(B)

Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(C)	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Fund; or

(D)	Engage in any manipulative practice with respect to the Fund.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Funds and their shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Funds and their shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Funds and their shareholders.

3.     SUBSTANTIVE RESTRICTIONS

The following substantive restrictions are imposed on personal trading activities:

    (A)     Investments in Initial Public Offerings and Limited Offerings.(3) Investment Personnel are generally prohibited from participating in IPOs and Limited Offerings. However, an Investment Person may participate in an IPO or a Limited Offering if he or she obtains written approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited Offering. The Chief Compliance Officer may approve the participation of an Investment Person in an IPO or Limited Offering if he or she determines that it is clear that, in view of the nature of the security, the nature of the offering, the market for such security, and other factors deemed relevant, such participation by the Investment Person will not create a material conflict with a Fund. A record of any decision to permit investment by an Investment Person in an IPO, including the reasons for the decision, shall be kept in accordance with the requirements of Section 7(F), below.

(3)     Any Investment Personnel of a Fund otherwise subject to a code of ethics compliant with Rule 17j-1 adopted by the Advisers or a principal underwriter of the Fund need not comply with this provision of the Code.

    (B)     Disgorgement. Any profits derived from securities transactions in violation of paragraph (A) shall be forfeited and paid to the appropriate Fund(s) for the benefit of its shareholders.

4.     REPORTING REQUIREMENTS

To enable each Fund to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code are being observed by its Access Persons, the following reporting requirements apply, except as noted in Section 4(D) below.

Any report required to be submitted pursuant to this Section 4 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the securities to which the report relates.

Reports under this Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

The Code of Ethics of the Advisers requires disclosure by Access Persons as defined therein, but no duplicative disclosure is required by this Code.

    (A)     Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall disclose in writing, in a form acceptable to the Chief Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(2)

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	The date the report is submitted by the Access Person.

    (B)     Quarterly Transaction Report. Each Access Person shall report in writing to the Chief Compliance Officer within 30 days of the end of each calendar quarter in a form acceptable to the Chief Compliance Officer:

                (1)     With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

            (2)     With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

    (C)     Annual Holdings Report. Each Access Person shall report annually, no later than January 31 of each year, the following information, which must be current as of December 31 of the prior calendar year:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted.

    (D)     Exceptions from Reporting Requirements.

(1)

A person need not submit reports pursuant to this Section 4 with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)

Any Access Person of a Fund that is also an "access person" of an Adviser or a principal underwriter to the Fund (as that term is defined in Rule 17j-1) need not submit reports pursuant to this Section 4 provided that such person is otherwise subject to a code of ethics compliant with the terms of Rule 17j-1 adopted by the Advisers or the principal underwriter of the Fund, as applicable.

(4)

A director of a Fund who is not an "interested person" of the Fund (as defined in Section 2(a)(19) of the 1940 Act), and who would be required to make a report solely by reason of being a director of a Fund, need not make:

(i)	An Initial Holdings Report or an Annual Holdings Report; and

(ii)

A Quarterly Transaction Report unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director of a Fund, should have known that, during the 15-day period immediately preceding or after the director's transaction in a Covered Security, the Fund purchased or sold such Covered Security or the Fund considered purchasing or selling the Covered Security.

(5)

An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

5.     COMPLIANCE PROCEDURES

(A)

Notification to Access Persons: The Chief Compliance Officer shall notify each Access Person that he or she is subject to this reporting requirement, of his or her classification as "Access Person" and/or "Investment Personnel" under this Code, and shall deliver a copy of this Code to each Access Person.

(B)	Review of Reports. The Chief Compliance Officer shall review any reports received pursuant to this Code within 30 days of their submission.

6.     REPORT TO THE BOARDS

The Funds' Chief Compliance Officer shall report to the Boards at each meeting regarding the following matters not previously reported:

(A)	Issues arising under the Code, including but not limited to material violations of the Code, violations that are material in the aggregate, and any sanctions imposed.

(B)

With respect to any transaction not required to be reported to the Boards by the operation of Section 6(A) that the Funds' Chief Compliance Officer believes nonetheless may evidence violation of this policy.

(C)

The Boards shall consider reports made hereunder and upon discovering that a violation of this Code has occurred, the Boards may impose such sanctions, in addition to any disgorgement required pursuant to Section 3(B) hereof, as they deem appropriate, including, among other things, a letter of sanction, suspension, or termination of the employment of the violator.

The Funds' Chief Compliance Officer shall report to the Boards on an annual basis concerning existing personal investing procedures, violations during the prior year and any recommended changes in existing restrictions or procedures.

The Boards shall review the Code and the operation of these policies at least once a year.

7.     RECORDKEEPING

The Funds shall maintain the following records at their principal offices:

(A)	This Code and any related procedures, and any Code that has been in effect during the past five years shall be maintained in an easily accessible place;

(B)

A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)

A copy of each report under this Code by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section 4, to be maintained in an easily accessible place;

(E)

A copy of each report by the Funds' Chief Compliance Officer to the Boards, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(F)

A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

8.     APPROVAL REQUIREMENTS

This Code and any material changes to the Code must be approved, as relevant, by each Fund's Board. Each such approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code or any amendment thereto, the Boards must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code. Before initially retaining any investment adviser, sub-adviser or principal underwriter for a Fund, the Fund's Board must approve the Code of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a Code of Ethics), and must approve any material change to that Code within six months after the adoption of the change.